Exhibit 10.3

EMULEX CORPORATION

AMENDED AND RESTATED 2005 EQUITY INCENTIVE PLAN

CASH-SETTLED RESTRICTED STOCK UNIT AWARD AGREEMENT

This Cash-Settled Restricted Stock Unit Award Agreement (this “Agreement”), is made and entered into effective as of the grant date (the “Grant Date”) set forth in the Notice of Grant of Award attached hereto (the “Notice”), by and between Emulex Corporation, a Delaware corporation (the “Company”), and the Director, Employee or Consultant (“Grantee”) named in the Notice.

Pursuant to the Emulex Corporation Amended and Restated 2005 Equity Incentive Plan (the “Plan”), the Administrator of the Plan has authorized the grant (the “Award”) to Grantee of cash-settled restricted stock units (“Cash-Settled RSUs”) upon the terms and subject to the conditions set forth in this Agreement and in the Plan. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Plan.

NOW, THEREFORE, in consideration of the premises and the benefits to be derived from the mutual observance of the covenants and promises contained herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.      Basis for Award. This Award is made pursuant to the Plan for valid consideration provided to the Company by Grantee. By Grantee’s execution of the Notice, Grantee agrees to the terms and conditions of the Cash-Settled RSUs set forth in the Plan, the Notice, and this Agreement.

2.      Cash-Settled RSU Award. Each Cash-Settled RSU represents the right to a cash payment described in the Notice. Grantee shall not be entitled to receive any shares of the Common Stock of the Company (the “Common Stock”) pursuant to the Award and shall have none of the rights of a shareholder with respect to the Award and/or the Cash-Settled RSUs.

3.      Vesting. The Cash-Settled RSUs shall vest according to the vesting schedule set forth in the Notice. If Grantee ceases Continuous Service for any reason (including, without limitation, termination of employment or service by the Company, resignation by Grantee, or Grantee’s death or Disability), all unvested Cash-Settled RSUs immediately shall be canceled unless otherwise provided in the Notice. The Administrator may accelerate vesting of the Cash-Settled RSUs in such circumstances as it, in its sole discretion, may determine, consistent with the terms of the Plan, but such vesting acceleration shall not accelerate the payment date for the Cash-Settled RSUs as described in the Notice to the extent such acceleration would result (in the Company’s sole determination) in the imposition on Grantee of the additional tax or other penalties described in Section 409A of the Code.

4.      Settlement. Following the vesting of the Cash-Settled RSUs, Grantee’s sole entitlement shall be a lump sum cash payment in the amount described in the Notice and payable as described in the Notice.

5.      Tax Withholding. The Company shall withhold from any payment due to Grantee in respect of the Award (or otherwise) any federal, state or local taxes of any kind required by law to be withheld with respect to the vesting and/or settlement of the Cash-Settled RSUs.

6.      No Right to Continued Service. Nothing in this Agreement shall be deemed to impose any limitation on any right of the Company to terminate Grantee’s employment or service at any time, with or without cause.

7.       Representations and Warranties of Grantee. Grantee represents and warrants to the Company that:

a.      Terms of the Plan. Grantee has received a copy of the Plan, has read and understands the Plan, the Notice and this Agreement, and agrees to be bound by their terms and conditions.

b.       Tax Consequences. Grantee acknowledges that there may be adverse tax consequences upon the vesting and/or settlement of Cash-Settled RSUs, that Grantee should consult a tax advisor prior to such vesting and/or settlement, and that Grantee will be responsible for his/her own tax liability as a result of the grant, vesting and/or settlement of the Award.

c.       Further Documents. Grantee agrees upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of the Award.

8.      Cancellation of Cash-Settled RSUs. Unless otherwise provided in an employment agreement, the terms of which have been approved by the Administrator, if unvested Cash-Settled RSUs do not become vested on or before the expiration of the period during which the applicable vesting conditions must occur, such unvested Cash-Settled RSUs shall be automatically cancelled immediately upon the occurrence of the event (including, without limitation, a termination of Grantee’s Continuous Service) or time period after which such unvested Cash-Settled RSUs may no longer become vested.

9.      Section 409A. This Agreement shall be interpreted to comply with or be exempt from Section 409A of the Code, and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. If any provision of this Agreement contravenes Section 409A of the Code or could cause Grantee to incur any tax, interest or penalties under Section 409A of the Code, the Company may, in its sole discretion and without Grantee’s consent, modify such provision in order to comply with the requirements of Section 409A of the Code or to satisfy the conditions of any exception therefrom, or otherwise to avoid the imposition of the additional income tax and interest under Section 409A of the Code, while maintaining, to the maximum extent practicable, the original intent and economic benefit to Grantee, without materially increasing the cost to the Company, of the applicable provision. However, the Company makes no guarantee regarding the tax treatment of the Cash-Settled RSUs and neither the Company or nor its affiliates, nor any of their employees or representatives shall have any liability to Grantee with respect thereto.

10.      Transferability. Neither the Cash-Settled RSUs, nor any interest therein or amount payable in respect thereof may be sold, assigned, transferred, pledged or otherwise disposed of, alienated or encumbered, either voluntarily or involuntarily.

11.      Adjustments. The number (and to the extent applicable, class of shares) of unvested Cash-Settled RSUs shall be automatically adjusted in the event of any stock split, stock dividend, reverse stock split, recapitalization, merger, consolidation, reorganization, or like change in the Company’s outstanding Common Stock subsequent to the effective date of this Agreement.

12.      Modification. The Agreement may not be modified except in writing signed by both parties.

13.      Plan Governs. The terms and provisions of the Plan are incorporated herein by reference, and Grantee hereby acknowledges receiving a copy of the Plan. In the event of a conflict or inconsistency between the terms and provisions of the Plan and the provisions of this Agreement, the Plan shall govern and control.

14.      Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by Grantee or the Company to the Administrator for review. The resolution of such a dispute by the Administrator shall be final and binding on the Company and Grantee.

15.      Entire Agreement. The Plan and the Notice are incorporated herein by reference. This Agreement, the Notice and the Plan constitute the entire agreement of the parties and supersede all prior undertakings and agreements with respect to the subject matter hereof.

16.      Notices. Any notice required to be given or delivered to the Company under the terms of this Agreement shall be in writing and addressed to the Corporate Secretary of the Company at its principal corporate offices. Any notice required to be given or delivered to Grantee shall be in writing and addressed to Grantee at the address shown in the Company’s records. All notices shall be deemed to have been given or delivered upon: (a)

personal delivery; (b) three (3) days after deposit in the United States mail by certified or registered mail (return receipt requested); (c) one (1) business day after deposit with any return receipt express courier (prepaid); or (d) one (1) business day after transmission by facsimile or email.

17.      Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement shall be binding upon Grantee and Grantee’s heirs, executors, administrators, legal representatives, successors and assigns.

18.      Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to its conflict of law principles. If any provision of this Agreement is determined by a court of law to be illegal or unenforceable, then such provision will be enforced to the maximum extent possible and the other provisions will remain fully effective and enforceable.

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